Proxy Voting Instructions Snippet

To facilitate the transition of Guggenheim ETFs to Invesco PowerShares, a fund shareholder vote is needed. All shareholders of record as of December 20, 2017 should vote their shares to ensure that each ETF has sufficient shares in attendance to hold the shareholder meeting as scheduled.

If you have discretion* to vote the proxy on behalf of your clients, Guggenheim can facilitate the voting process for you. We will need the following information from you in writing or via email:

•	Confirm that you have discretion* to vote the proxy.

•	Your email should state generally, “I want to vote ‘FOR’ the proposal on behalf of the attached accounts.”

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Attach a list of clients, including client name, address, city, state, and zip.  Please note that the list should not include any privileged client information such as account numbers, tax IDs, product, or holdings data.

•	Guggenheim will forward the information to AST Fund Solutions, our proxy solicitor, and will work with them to record the votes.

•	Please note that as required by law, the end shareholder will get a confirmation email that their proxy has been voted. This may trigger a call to you, their advisor.

Halting proxy solicitation calls
The best way to stop proxy specialists from calling you and your clients is to have them cast their vote. Shareholders can call 1.888.567.1626 to vote—it only takes a few minutes. Advisors can also vote their client proxies by calling the dedicated FA number—1.888.626.0988. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern Time. There is no mechanism at this time to remove clients from the call out list.

Attached are frequently-asked-questions on the Guggenheim transition to Invesco PowerShares.

*As a reminder, there is a distinction between discretion to trade and discretion to vote a proxy.